Filed Pursuant to Rule 433

Registration No. 333-201584

Supplementing the Preliminary Prospectus

Supplement dated May 5, 2015

(To a Prospectus dated January 16, 2015)

PRICING TERM SHEET

May 5, 2015

Issuer:	Corning Incorporated

Expected Ratings (Moody’s/S&P/Fitch)*	A3/A-/A- (Stable/ Stable /Stable)

Trade Date:	May 5, 2015

Expected Settlement Date:	May 8, 2015 (T+3)

1.500% Notes due 2018

Security:	1.500% Notes due 2018 (the “2018 Notes”)

Principal Amount:	$375,000,000

Maturity Date:	May 8, 2018

Coupon:	1.500%

Interest Payment Dates:	May 8 and November 8, commencing November 8, 2015

Price to Public:	99.907%

Spread to Benchmark Treasury:	T+55 bps

Benchmark Treasury:	0.750% notes due April 15, 2018

Benchmark Treasury Yield:	0.982%

Yield to Maturity:	1.532%

Optional Redemption:

The 2018 Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company. If the Company redeems the 2018 Notes at any time prior to their scheduled maturity date, the redemption price will be equal to the greater of (i) 100% of the principal amount of the 2018 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2018 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 10 basis points.

In any redemption, the Company will pay accrued and unpaid interest on the principal being redeemed to but not including the date of redemption.

Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the 2018 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to but not including the date of redemption.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	219350BA2 / US219350BA25

2.900% Notes due 2022

Security:	2.900% Notes due 2022 (the “2022 Notes”)

Principal Amount:	$375,000,000

Maturity Date:	May 15, 2022

Coupon:	2.900%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2015

Price to Public:	99.766%

Spread to Benchmark Treasury:	T+100 bps

Benchmark Treasury:	1.750% notes due April 30, 2022

Benchmark Treasury Yield:	1.937%

Yield to Maturity:	2.937%

Optional Redemption:

The 2022 Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company. If the Company redeems the 2022 Notes more than 60 days prior to their scheduled maturity date, the redemption price will be equal to the greater of (i) 100% of the principal amount of the 2022 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2022 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 15 basis points.

If the Company redeems the 2022 Notes on or after the date that is 60 days prior to the scheduled maturity date of the 2022 Notes, the redemption price will be equal to 100% of the principal amount of the 2022 Notes to be redeemed.

In any redemption, the Company will pay accrued and unpaid interest on the principal being redeemed to but not including the date of redemption.

Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the 2022 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to but not including the date of redemption.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	219350BB0 / US219350BB08

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Securities America, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The 2018 Notes and the 2022 Notes are being offered separately, and are not part of a unit. The closing of the 2018 Notes is not conditioned on the closing of the 2022 Notes or vice-versa.

The issuer has filed a registration statement (including a prospectus and the preliminary prospectus supplement relating to the securities described above) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement relating to the securities described above in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611 (toll free), by calling J.P. Morgan Securities LLC at (212) 834-4533 (collect) or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 (toll free).